Exhibit 10.8
ABM DEFERRED COMPENSATION PLAN
Effective July 1, 1993
As Amended October 19, 2000

TABLE OF CONTENTS

Article I DEFINITIONS	1
1.01 “Account”	1
1.02 “Administrative Committee” or “Committee”	1
1.03 “Beneficiary”	1
1.04 “Compensation”	1
1.05 “Deferral”	1
1.06 “Effective Date”	1
1.07 “Eligible Employee”	1
1.08 “Employer”	1
1.09 “ERISA”	1
1.10 “Highly Paid Participant”	1
1.11 “Internal Revenue Code” or “Code”	2
1.12 “Participant”	2
1.13 “Person”	2
1.14 “Plan”	2
1.15 “Plan Administrator”	2
1.16 “Plan Year”	2
1.17 “Valuation Date”	2

Article II ELIGIBILITY FOR PARTICIPATION	3
2.01 Eligibility Requirements	3
2.02 Participation Rules Upon Reemployment	3
2.03 Change in Employment Status	3
2.04 Determination of Eligibility	3

Article III CONTRIBUTIONS	4
3.01 Deferrals	4
3.02 Elective Deferral Election	4

Article IV ACCOUNTS. FUNDING AND VALUATION	5
4.01 Establishment of Account	5
4.02 Valuation of Account	5

Article V PARTICIPANTS’ VESTED INTERESTS	6
5.01 Vesting	6

Article VI DISTRIBUTION OF BENEFITS	7
6.01 Distribution of Benefits	7
6.02 Retirement and Termination	7
6.03 Unforeseeable Emergency Withdrawals	7
6.04 Form of Distribution	8

Article VII DEATH	9
7.01 Death	9

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Article VIII THE ADMINISTRATIVE COMMITTEE	10
8.01 Designation and Acceptance	10
8.02 Resignation and Removal; Appointment of Successor	10
8.03 Allocation and Delegation of Responsibilities	10
8.04 Duties and Responsibility	10
8.05 Expenses and Compensation	11
8.06 Information from Employer	11
8.07 Administrative Committee; Signature	11

Article IX PARTICIPANTS’ RIGHTS	13
9.01 Special Disclosures	13
9.02 Filing a Claim for Benefits	13
9.03 Denial of a Claim	13
9.04 Limitation of Rights	13

Article X AMENDMENT AND TERMINATION	14
10.01 Amendment or Termination	14
10.02 Procedure Upon Termination of the Plan	14

Article XI MISCELLANEOUS	15
11.01 Execution of Receipts and Releases	15
11.02 Notice and Unclaimed Benefits	15
11.03 Non-Alienation of Benefits	15
11.04 Loans to Participants	16
11.05 Benefits Payable to Incompetents	16
11.06 Applicable Law	16
11.07 Headings as Guide	16
11.08 Pronouns	16
11.09 Reference to Laws	16
11.10 Agent Designated for Service of Process	16
11.11 Participant’s Rights Unsecured	17

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Article I
DEFINITIONS
          The following terms as used herein shall have the meaning hereinafter set forth unless the context clearly indicates a different meaning is required. Whenever in these definitions a word or phrase not previously defined is used, such word or phrase shall have the meaning thereafter given to it in Article I unless otherwise specified.
1.01	“Account” means the account established and maintained by the Administrative Committee for each Participant.

1.02	“Administrative Committee” or “Committee” means those individuals designated by the Board of Directors of the Employer to administer the Plan, and any successors appointed in accordance with Section 8.02 of the Plan.

1.03	“Beneficiary” means the Person last designated by a Participant on a form provided by the Administrative Committee or by the terms of the Plan to receive any amounts payable under the Plan following the death of the Participant. A Participant may change the Beneficiary from time to time on a form provided by the Administrative Committee.

1.04	“Compensation” means all amounts (including bonuses) paid by the Employer to the Employee while a Participant with respect to services rendered during the Plan Year, including all Deferrals elected by the Participant during the Plan Year.

1.05	“Deferral” means an amount that a Participant has elected to defer under Article III.

1.06	“Effective Date” means July 1, 1993.

1.07	“Eligible Employee” means any individual, including an officer of the Employer, who is employed (other than as a director) by the Employer, who is not an hourly manual employee, who is not in a unit of employees covered by a collective bargaining agreement, and who is determined to be a Highly Paid Employee as defined in Article 1.10 during the Plan Year.

1.08	“Employer” means American Building Maintenance Industries, Inc., its subsidiaries (within the meaning of Section 414(b) and (c) of the Internal Revenue Code), and its successors or assigns.

1.09	“ERISA” means Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.10	“Highly Paid Employee” means any Employee whose annualized base rate of pay is greater than the amount specified for determining a highly compensated employee by Internal Revenue Code Section 414(q) (as adjusted from time to time by the Internal Revenue Service, and is $85,000 for the calendar year, 2001).

1.11	“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12	“Participant” means any Eligible Employee or former Employee who has satisfied the eligibility requirements of Section 2.01 who is, or may become, eligible to receive a benefit or whose Beneficiary may be eligible to receive a benefit under the Plan.

1.13	“Person” means any individual, partnership, joint venture, corporation, mutual company, joint stock company, trust, estate, unincorporated organization, association, or employee organization, and shall, where appropriate, include two or more of the above.

1.14	“Plan” means the ABM Deferred Compensation Plan, which is intended to be an unfunded plan for the. benefit of a select group of management or highly compensated individuals, as such are defined in ERISA.

1.15	“Plan Administrator” means the Employer.

1.16	“Plan Year” means the twelve (12) month period commencing January 1 and ending on the following December 31.

1.17	“Valuation Date” means March 31, June 30, September 30 and December 31 of each Plan Year.

Article II
ELIGIBILITY FOR PARTICIPATION
2.01	Eligibility Requirements

Each Eligible Employee of the Employer may become a Participant under the Plan as of any January 1, and any newly hired Eligible Employee may become a Participant during a year by executing the appropriate forms specified by the Administrative Committee and filing the executed forms with the Administrative Committee within 30 days of the Eligible Employee’s date of hire.

2.02	Participation Rules Upon Reemployment

A Participant who terminates employment with the Employer and who later returns to the employ of the Employer shall be eligible to participate the January 1st coincident with or immediately following the date on which he resumes employment.

2.03	Change in Employment Status

A Participant’s participation in the Plan shall terminate immediately as of the date on which he ceases to be an Eligible Employee as defined under the terms of the Plan, except that the Participant shall retain the right to receive his Account. He shall again become eligible to participate in the Plan as of the January 1st coincident with or immediately following the date on which he regains the status of an Eligible Employee under the Plan.

2.04	Determination of Eligibility

The Administrative Committee shall determine whether each Eligible Employee has satisfied the eligibility requirements for participation in the Plan. The Committee’s determination shall be conclusive and binding upon all persons.

Article III
CONTRIBUTIONS
3.01	Deferrals

For each Plan Year, a Participant may elect to defer receipt of a portion of his Compensation that he would otherwise receive from the Employer. The amount of the Deferral must equal (a) a whole percentage not exceeding twenty percent (20%) of the amount of the Participant’s Compensation.

3.02	Elective Deferral Election

For each Plan Year, a Participant (or any Eligible Employee who is expected to become eligible to participate in the Plan) may make an election described in Section 3.01 by filing an election form with the Administrative Committee within a reasonable period of time, as specified by the Committee, before the beginning of the Plan Year to which the Deferral election applies. A Deferral election may not be changed during the Plan Year that it is effective; provided, that with the consent of the Administrative Committee, a Participant may at any time revoke his Deferral election with respect to Compensation he has not yet earned during the Plan Year. A Participant who revokes his Deferral election may not again make an election to defer the receipt of Compensation effective before the beginning of the next Plan Year.

Article IV
ACCOUNTS. FUNDING AND VALUATION
4.01	Establishment of Account

The Administrative Committee shall open and maintain a separate Account for each Participant. Such Account shall be credited with all Deferrals for the Participant. As soon as reasonably possible after each Valuation Date, each Participant shall be notified of the value of his Account.

4.02	Valuation of Account
(a)	Interest shall be credited to each Participant’s Account as of each Valuation Date equal to the product of
(1)	the amount credited to the Participant’s Account as of the last preceding Valuation Date, less any distributions or withdrawals and plus one-half (1/2) of Deferrals, if any, since the last preceding Valuation Date, multiplied by

(2)	the applicable interest rate.
(b)	On each Valuation Date, each Participant’s Account will be credited with interest. The amount of interest will be derived from the prime interest rate published in The Wall Street Journal on the last business day coinciding with or next preceding the Valuation Date. Any prime rate up to 6% will be considered in full and 1/2 of any prime rate over 6% will be considered. The amount credited will be a proration of the prime rate considered taking into consideration the period of time elapsed since the last Valuation Date.
For example, if the Plan is valued quarterly and on March 31, the prime rate is 7%, the rate credited will be (1/4 x 6%) + (1/4 x 1/2 x 1%) or 1.625%.

Article V
PARTICIPANTS’ VESTED INTERESTS
5.01	Vesting

Each Participant shall always be one hundred percent (100%) vested in the portion of his Account attributable to Deferrals.

Article VI
DISTRIBUTION OF BENEFITS
6.01	Distribution of Benefits

Except as provided in Article 6.03 below, a Participant’s Account may not be distributed to a Participant or his Beneficiary before the date the Participant terminates employment with the Employer.

6.02	Retirement and Termination
(a)	If a Participant terminates employment, his Account shall be distributed, or distribution shall commence, as soon as administratively feasible. The amount in his Account shall be determined as of the Valuation Date that last precedes the date of distribution, plus Deferrals and less any withdrawals or distributions, if any, for the period from the last preceding Valuation to the date of distribution.
(b)	The distribution shall be made in the form elected by the Participant under Section 6.04. If the Participant made no election at the time specified in Section 6.04, his benefit shall be paid as a lump sum.
6.03	Unforeseeable Emergency Withdrawals
(a)	A Participant may withdraw up to one hundred percent (100%) of the amount in his Deferral Account in the event of an unforeseeable emergency to the extent provided in this Section 6.03.

(b)	For purposes of this Section 6.03, unforeseeable emergency means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

(c)	The withdrawal under the Section 6.03 may not exceed the amount reasonably necessary to satisfy the financial need (including the amount of any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal). The withdrawal may not be made to the extent the need may be satisfied (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of the assets would not itself cause severe financial hardship, or (3) by ceasing Deferrals under the Plan.

(d)	A Participant who wishes to withdraw any amount pursuant to this Section 6.03 must submit, on a form provided by the Administrative Committee, a written request by the Participant that states:

(1)	The unforeseeable emergency for which the withdrawal is requested;

(2)	The amount needed to satisfy the financial need, which amount may include any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal;

(3)	A representation that the need cannot be satisfied in any of the ways stated in the second sentence of subsection (c);

(4)	The date the funds are required; and

(5)	Any other information the Administrative Committee deems necessary.
(e)	The Administrative Committee will determine if an unforeseeable emergency withdrawal will be, allowed by applying the standards set forth in subsections (b) and (c).

(f)	A withdrawal from a Participant’s Account under Section 6.03 shall be paid in a lump sum.
6.04	Form of Distribution

A Participant may elect in writing, on a form prescribed by the Administrative Committee, to have his or her benefit (other than an unforeseen emergency withdrawal) paid (a) as a lump sum, (b) partially as a lump sum and partially in substantially equal, annual installments over a period of years (not to exceed 10) chosen by the Participant, or (c) entirely in substantially equal, annual installments over a number of years (not to exceed 10) chosen by the Participant. No election made by a Participant on or after the January 1 of the first Plan Year in which the Participant is a Participant shall be effective unless it is made at least six (6) full calendar months before the month the Participant’s employment with the Employer terminates. Absent any timely election by the Participant, his or her benefit shall be paid as a lump sum as soon as administratively possible following termination from employment with the Employer.

Article VII
DEATH
7.01	Death

If a Participant dies before distribution of his Account has begun or been completed, the remaining portion of the Participant’s Account shall constitute a Death Benefit and shall be payable to the Participant’s Beneficiary in a lump sum as soon as administratively feasible after the date of death. The value of the Participant’s Account shall be determined in accordance with the rules set forth in Section 6.02.

Article VIII
THE ADMINISTRATIVE COMMITTEE
8.01	Designation and Acceptance

The Employer shall designate the persons to serve as the Administrative Committee who shall each signify acceptance of this responsibility by joining in the execution of the documents creating or amending this Plan or by acceptance in writing as provided in Section 8.02.

8.02	Resignation and Removal; Appointment of Successor

Any member of the Administrative Committee may resign at any time by delivering to the Employer a written notice of resignation, to take effect at a date specified therein, which shall not be less than thirty (30) days after the delivery thereof, unless such notice shall be waived.

Any member of the Administrative Committee may be removed with or without cause by the Employer by delivery of written notice of removal, to take effect at a date specified therein, which shall be not less than thirty (30) days after delivery thereof, unless such notice shall be waived.

The Employer, upon receipt of or giving notice of the resignation or removal of a member of the Administrative Committee, shall promptly designate a successor administrator who must signify acceptance of this position in writing. In the event no successor is appointed, the remaining member(s) or, if none, the Board of Directors of the Employer will function as the Administrative Committee until vacancies have been filled.

8.03	Allocation and Delegation of Responsibilities

The Administrative Committee may engage agents to assist in carrying out the Administrative Committee’s functions hereunder.

8.04	Duties and Responsibility

The Committee shall administer the Plan and shall have full discretionary authority to construe this Plan and to determine all questions of interpretation or policy in a manner not inconsistent with the Plan and the Administrative Committee’s construction or determination in good faith shall be final and conclusive and binding on all parties including but not limited to the Employer and any Participant or Beneficiary, except as otherwise provided by law. The Administrative Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan, provided, however, that any interpretation or construction shall be done in a nondiscriminatory manner and shall be consistent with the intent that the Plan shall be an unfunded plan for the benefit of a select group of management or highly compensated individuals for purposes of the Code and ERISA. The Administrative Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.
The Administrative Committee shall be charged with the duties of the general administration of the Plan, including but not limited to, the following:
(a)	To determine all questions relating to the eligibility of employees to participate in or remain a Participant hereunder;

(b)	To maintain all the necessary records for the administration of the Plan;

(c)	To interpret the provisions of the Plan and to make and publish such rules for regulation of the Plan as are not inconsistent with the terms hereof;

(d)	To make any adjustments in the allocations, to Accounts under the Plan necessary to comply with any provision of law;

(e)	To compute and certify to the Employer initially and from time to time the sums of money necessary to be contributed to the Trust;

(f)	To advise, counsel and assist any Participant regarding any rights, benefits or elections available under the Plan.
The Administrative Committee shall also be responsible for preparing and filing such annual disclosure reports as may be required by law.

Whenever it is determined by the Administrative Committee to be in the best interest of the Plan and its Participants and Beneficiaries, the Administrative Committee may request such variances, deferrals, extensions, or exemptions or make such elections for the Plan as may be available under the law.

8.05	Expenses and Compensation

The expenses necessary to administer the Plan and the expenses incurred by the Administrative Committee shall be paid by the Employer.

8.06	Information from Employer

The Employer shall supply full and timely information to the Administrative Committee on all matters relating to the compensation of all Participants, their continuous regular employment, their retirement, death, disability or termination of employment, and such other pertinent facts as the Administrative Committee may require.

8.07	Administrative Committee; Signature

The signature of one member of the Administrative Committee may be accepted by any interested party as conclusive evidence that the Administrative Committee has duly authorized the action therein set forth. No person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Agreement. The Administrative Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.

Article IX
PARTICIPANTS’ RIGHTS
9.01	Special Disclosures

The Administrative Committee shall furnish at least every six (6) months each Participant or Beneficiary with a written statement, based on the latest available Information, indicating his total benefits accrued.

Upon termination of employment, a Participant in the Plan is entitled to a written explanation of and accounting for his Account and of any applicable options regarding the disposition of such Account.

9.02	Filing a Claim for Benefits

A Participant or Beneficiary or the Employer acting in his behalf shall notify the Administrative Committee of a claim for benefits under the Plan. Such request may be in any form acceptable to the Administrative Committee and shall set forth the basis of such claim and shall authorize the Administrative Committee to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Participant or Beneficiary may be entitled under the terms of the Plan. The procedures for review of any claim for benefits shall be consistent with the requirements of § 2560.503-1 of the regulations of the Department of Labor.

9.03	Denial of a Claim

Whenever a claim for benefits by any Participant or Beneficiary has been denied, a written notice, prepared in a manner calculated to be understood by the Participant or Beneficiary must be provided, setting forth the specific reasons for the denial and explaining the procedure for an appeal and review of the decision by the Administrative Committee. The procedures for an appeal and review of any decision of the Administrative Committee shall be consistent with the requirements of § 2560.503-1 of the regulations of the Department of Labor.

9.04	Limitation of Rights

Participation hereunder shall not grant any Participant the right to be retained in the service of the Employer or any rights or interest other than those specifically herein set forth.

Article X
AMENDMENT AND TERMINATION
10.01	Amendment or Termination

The Employer may at any time and from time to time amend or terminate this Plan in whole or in part (including retroactively). The Employer shall promptly deliver to the Administrative Committee a written copy of the document amending or terminating the Plan. The Employer shall not have the right to amend or terminate the Plan retroactively in such a manner as to deprive any Participant or Beneficiary of any benefit to which he was entitled under the Plan by reason of Deferrals or Employer Contributions allocated by the Employer prior to the amendment or termination.

10.02	Procedure Upon Termination of the Plan

Upon complete termination of the Plan, Participants shall fully vest in their Accounts, and the amount in their Account shall be distributed to them as soon as administratively feasible.

Article XI
MISCELLANEOUS
11.01	Execution of Receipts and Releases

Any payment to any Participant or Beneficiary, in accordance with the provisions of this Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan, and the Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Administrative Committee shall determine.

11.02	Notice and Unclaimed Benefits

Each Participant and Beneficiary must file with the Employer from time to time in writing his post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant or Beneficiary at his last post office address filed with the Employer (or if no address was filed with the Employer, then at his last post office address shown on his “Employer’s Records”) will be binding on the Participant and his Beneficiary for all purposes of the Plan. Neither the Employer, Administrative Committee, nor any insurance company providing annuity contracts under the Plan shall be obliged to search for or ascertain the whereabouts of any Participant or Beneficiary. For the purpose of this Section, “Employer Records” means the payroll records maintained by an Employer. Such records shall be conclusive, unless shown to the Employer’s satisfaction to be incorrect.

The Committee shall notify any Participant or Beneficiary when a distribution is required under the Plan. The Committee may also request the Social Security Administration to notify the Participant or Beneficiary in accordance with any procedures the Administration has established for this purpose. In the event that the Participant or Beneficiary shall fail to respond to any notice from the Committee, the amount in his Account shall be forfeited.

11.03	Non-Alienation of Benefits

Except in the case of a qualified domestic relations order, as defined in Code § 414(p):
(a)	No Participant or Beneficiary, and no creditor of a Participant or Beneficiary shall have any right to assign, pledge, sell, hypothecate, anticipate or in any way create a lien upon his benefits under the Plan by operation of law or otherwise, and any attempt to do so shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

(b)	No interest in the Plan shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and Beneficiaries.
11.04	Loans to Participants

A Participant may not receive a loan from the Plan of any portion of his Account.

11.05	Benefits Payable to Incompetents

Each individual receiving benefit payments under the Plan shall be conclusively presumed to have been legally competent until the date upon which the Administrative Committee shall have received written notice in the form and manner acceptable to it that such individual is an incompetent for whom a guardian or other person legally vested with his care shall have been appointed. From and after the date of receipt of such notice by Administrative Committee, all future benefit payments to which such individual is entitled under the Plan shall be payable to his guardian or other person legally vested with his care, until such time as the Administrative, Committee shall be furnished with evidence satisfactory to it that such individual is legally competent.

11.06	Applicable Law

This Plan shall be governed and construed under the laws of the State of California and to the extent applicable, ERISA and regulations thereunder.

11.07	Headings as Guide

The headings of this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

11.08	Pronouns

When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine, and the neuter, and the singular shall be deemed to include the plural.

11.09	Reference to Laws

Any reference to any section or regulation under the Internal Revenue Code or ERISA or to any other statute or law shall be deemed to include any successor law of similar import.

11.10	Agent Designated for Service of Process

The designated person upon whom service of process may be made in any action involving the Plan shall be any member of the Administrative Committee.

11.11	Participant’s Rights Unsecured

The right of the Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Participant nor his designated beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Corporation. All amounts credited to an Account shall constitute general assets of the Corporation and may be disposed of by the Corporation at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by a Participant or any Beneficiary.

          Executed at this 25th day of June, 1993 to be effective as of July 1, 1993.

EMPLOYER:

AMERICAN BUILDING MAINTENANCE INDUSTRIES, INC.

By